66 Bovet Road Suite 100 San Mateo, CA 94402 650‐343‐9300 SRTREIT.com SHAREHOLDER NEWSLETTER                                        March 31, 2017 1 Dear Fellow Shareholder, In the past year we have continued to execute on the Company’s strategic plan to build a core portfolio of high quality west coast urban retail properties with solid growth prospects, strong predictable cash flows and with visible value appreciation characteristics. Since the beginning of 2016, we have invested in eight new urban retail properties in our core markets of San Francisco and Los Angeles. The properties are high quality and clearly fit our strategic vision; they are extremely well located in high density urban settings with strong demographics and with high pedestrian and vehicle traffic. In San Francisco we acquired four properties in multiple transactions in the heart of the popular Hayes Valley submarket of the City, 450 Hayes, 400 Grove, 388 Fulton and 8 Octavia. In addition to being good acquisitions, these transactions are significant as they demonstrate that we can create scale and a larger market presence through multiple smaller acquisitions in high quality markets where no large properties exist. We also acquired Fulton Market Shops in the North Panhandle neighborhood of San Francisco. In the Los Angeles market we acquired a five store collection on Sunset Boulevard in the trendy Silver Lake submarket of Los Angeles, between Hollywood and Downtown Los Angeles, a redevelopment site on Sunset Blvd in Hollywood for a build to suit for Gelson’s, a premier regional grocer, and a former bank branch on Wilshire Boulevard in Santa Monica that represents an outstanding renovation opportunity in a high demand location. Gelson’s on Sunset & Gardner – Los Angeles, CA Urban Street Retail Characteristics Location Characteristics:  Above average household income  Dense population base  High demand in fill locations  High barrier to entry sub markets with little new supply  Investment Features:  Strong cash and occupancy  Internet resistant retailers   Good rent growth prospects   Low ongoing capital needs   Visible appreciation characteristics Fulton Street Shops – San Francisco, CA Now that we have a critical mass of sample acquisitions, as part of our overall plan we have been out in the market meeting with institutional investors and investment bankers to get feedback about our new portfolio focus and to review the prospects for raising additional equity and a possible listing of our stock at some point in the future. Overall the feedback we received was very positive towards our new direction and our focus on west coast urban and street retail. Generally, the people we spoke with liked our new investments and the direction of the Company. We will continue to transform the portfolio to position the Company and make our portfolio attractive for a public listing of our shares or other strategic options. Important Dates Most Recent 10K Filing  03/24/2017 Next 10Q Filing Deadline 5/15/2017 Next Shareholder Newsletter 5/15/2017 Last Distribution Payment  01/31/2017 Next Distribution Payment  4/28/2017 Joint Venture Platform Performing Well Our joint ventures are performing well, generating strong cash distributions and solid property appreciation. As you may remember, we entered into two Joint Ventures with a major institutional partner. These ventures acquired a total of 19 retail properties for $134.1 million. We have sold five properties from our second venture at attractive prices. The venture acquired these five assets for a purchase price of $23,056,000 and sold them for a combined sales price of $26,828,750 or an increase of $3,772,750.

SHAREHOLDER NEWSLETTER March 31, 2017

Original Property Portfolio

Earlier this year after we were able to renew the leases of the two major tenants, Old Navy and TJ Maxx, we sold Pinehurst Square East in Bismarck, ND, for $19,200,000. Currently, we have seven of the original properties left in the portfolio. We are in contract to sell Woodland West in Arlington, TX. At Topaz Marketplace in Hesperia, CA, we recently signed a lease with Kaiser Permanente for a health clinic. Kaiser took most of the space vacated by the Fresh and Easy grocery store and they have taken possession of the space and have started paying rent. Once Kaiser is open and operating we intend to market the property for sale. The remaining five properties serve as collateral for one cross collateralized CMBS (securitized mortgage) loan originated in 2012, that matures in July of 2019. As you may recall, this loan essentially requires a full payoff to sell any of the properties and requires a yield maintenance payment to the lender (prepayment fee). Earlier in 2016 we looked at whether or not it made sense to pay this loan off early and determined that the prepayment costs would be over $3 million and it would make sense to hold these assets at that point. We will continue to monitor the tradeoff between the cost to sell and the risk of holding. At Morningside Marketplace in Fontana, CA, one of the properties securing the loan, the grocer anchor (Ralph's) is not operating but they do continue to pay rent. They ceased operations before we became the advisor and they have continually turned down our offers to sublease to another grocer. They own another store nearby and it appears they may prefer to pay rent rather than face more competition. The value of the property suffers from having a "dark anchor" tenant with a lease expiration date that is getting closer.

A Look Ahead

We are excited about the future of our two redevelopment projects in Los Angeles. We are expecting that these could come on line in the summer of 2018 and begin to provide cash flow. Given that we have a sizable amount of our equity in these projects that is not contributing to our distribution, the opening of those stores could provide an opportunity to review an increase in the distribution.

	Original SRT Properties	New SRT Urban Properties	Percent Increase
3-Mile Population	70,170	471,833	672%
3-Mile Avg. Household Income	$ 70,623	$ 106,713	151%
Avg. Rent per Square Foot	$ 12.00	$60.72	506%

We will work to continue to upgrade the portfolio. The new core urban portfolio has among the best demographics when compared with any publicly listed shopping center REIT. Over time we believe that a portfolio of properties with large population bases, high household income and low amounts of new supply will generate more tenant demand and will have good prospects for cash flow and value increases.

We are very pleased with our overall progress. As the largest shareholder, our goals are aligned with yours and we will continue to work diligently to create shareholder value. Please visit our **NEW REDESIGNED AND UPDATED WEBSITE (www.srtreit.com)** as we have more information and photos of our assets. We will continue to post a new newsletter every quarter and provide links to our public filings with the SEC.

Sincerely,
Strategic Realty Trust, Inc.

Andrew Batinovich
CEO

Strategic Realty Trust is a non-traded real estate investment trust and is focused on building a portfolio of high quality urban and street retail properties in major west coast markets. In addition the Company has an active value-add joint venture platform with institutional partners. Strategic Realty Trust and its affiliates own 22 properties with over 1,400,000 square feet. For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The Company can provide no assurances as to its ability to acquire properties that are consistent with its strategic plan, sell properties in its current portfolio, successfully manage the existing properties in its portfolio, successfully develop its redevelopment projects and execute potential strategic alternatives. These statements also depend on factors such as future economic, competitive and market conditions and other risks identified in Part I, Item IA of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent periodic reports, as filed with the SEC. Actual events may differ materially from the anticipated events discussed above.

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SHAREHOLDER NEWSLETTER March 31, 2017

The Hayes Valley Collection - San Francisco, CA

One of San Francisco's hottest neighborhoods, SRT has acquired a number of assets in this desirable neighborhood in the shadow of San Francisco's Civic Center and City Hall which features new luxury condominiums, high-end boutiques and restaurants.



400 Grove Street

400 Grove is a 2,000 square foot restaurant space on the busy corner of Grove Street and Gough Street.

The restaurant "Little Gem" was created by alumni of the Keller Group which includes French Laundry, Bouchon and Ad Hoc. Little Gem was named one of the top 100 restaurants in San Francisco by the SF Chronicle.


BOBA GUYS

8 Octavia

This property consists of 3,640 square feet in three ground floor retail condominiums on the corner of Market Street and Octavia.

It is fully leased to two tenants, Boba Guys tea shop with a number of highly successful locations, and True Cup Sake, a retail purveyor of Sake in Hayes Valley since 2003.



450 Hayes

450 Hayes houses two retail condominiums with 3,481 S.F. Urban Remedy, an organic food company, occupies the smaller store and in the larger space Adriano Paganini, the creator of some of San Francisco's most beloved restaurants, has expanded to Hayes Valley with A Mano, an Italian restaurant focusing on handmade pasta.

Hayes Valley Collection Cont'd



388 Fulton Street

This newly constructed property features 3,110 SF in two ground floor retail stores at the corner of Fulton and Gough in the shadow of San Francisco's Civic Center and City Hall.

It is fully leased to The Starling, an innovative Japanese restaurant, created by Adam Tortosa from the famed Katsuya restaurants in Los Angeles, and Johnny Doughnuts, a successful multi-location gourmet doughnut shop and bakery.

Fulton Market Shops


CHASE

SRT owns five retail condominiums in a successful mixed use project, shadow anchored by a Lucky supermarket and featuring 135 residential units and a 381 space underground garage.

It is fully leased to three tenants, including Chase Bank, and is located at the corner of Fulton and Masonic adjacent to the University of San Francisco.

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SHAREHOLDER NEWSLETTER                                        March 31, 2017 4 The Silverlake Collection ‐ Los Angeles, CA 8 Octavia  – San FranciscoGelson’s – Los Angeles 400 Grove Street – San Francisco450 Hayes – S  Francisco Located on Sunset Blvd in Silver Lake’s dominant retail corridor the collection includes five street retail stores totaling 10,500 SF. It is an irreplaceable location in the Sunset Junction area at the corner of Sunset Blvd, Edgecliffe Drive and Griffith Park Blvd adjacent to the Silver Lake Farmers Market. The tenants include Kettle Black and Sawyer, two of the top restaurants in Los Angeles. Gelson’s, Hollywood, CA 3032 Wilshire, Santa Monica, CA Located on Sunset Blvd., Hollywood, this is a build to suit for Gelson’s Market, a premier regional supermarket chain under a new 20‐year lease for approximately 31,000 square feet together with an additional 7,000 square feet of street retail space on Sunset Blvd and Gardner Street. This property is a former bank branch and is located at the corner of Wilshire Blvd and Berkeley Street in Santa Monica. Our renovation design will allow for new ground floor and second level patios as well as mezzanine space and provides an increase in the leasable area of 33% to 12,538. This high demand location also includes 60 on‐site parking spaces.